Consent of Independent Auditor
The Board of Directors
Martin Audio Limited:
We consent to the incorporation by reference in the registration statements (Nos. 33-98720 and 333-107060) on Forms S-8 of LOUD Technologies Inc. of our report dated June 25, 2007, with respect to the consolidated balance sheets of Martin Audio Limited as of June 30, 2006 and 2005, and the related consolidated statements of profit and loss and cash flows for each of the years then ended, which report appears in the Form 8-K/A of LOUD Technologies Inc. dated June 25, 2007.
/s/ KPMG LLP
Southampton, England

June 25, 2007